Exhibit 99.1
Tallgrass Energy Reports Strong First Quarter 2018 Results
•$340 million of strategic acquisitions and organic growth projects announced during the quarter
•Healthy distribution coverage of 1.30x at TEP
•Conservative financial leverage of approximately 3.1x at TEP
LEAWOOD, Kan.--(BUSINESS WIRE)--May 3, 2018--Tallgrass Energy Partners, LP (NYSE: TEP) ("TEP") and Tallgrass Energy GP, LP (NYSE: TEGP) ("TEGP") today reported financial and operating results for the first quarter of 2018.
“Tallgrass Energy once again delivered the strong quarterly financial results that our unitholders and shareholders have come to expect,” said President and CEO David Dehaemers Jr. “These results were driven by consistent performance in our Natural Gas and Crude Oil transportation segments and continued growth in our Gathering, Processing and Terminalling segment, all of which led to our 19th and 11th consecutive distribution increases at TEP and TEGP, respectively.

"Our team remains focused on growing Tallgrass through strategic acquisitions and organically developed growth projects that will continue to expand our assets and footprint," added Dehaemers.  "In addition, our team is also focused on completing TEGP’s pending acquisition of the publicly held TEP units that will result in a single unified public company, Tallgrass Energy, LP or TGE. We believe this streamlined entity, with shareholders receiving dividends and 1099s, will attract wider and more cost-effective capital investment to enhance shareholder returns on our commercial growth plans."

First Quarter Distributions
Tallgrass Energy Partners, LP
As previously announced, the board of directors of TEP's general partner declared a quarterly cash distribution of $0.975 per common unit for the first quarter of 2018. This quarterly distribution represents $3.90 on an annualized basis, a sequential increase of 1.0 percent from the fourth quarter 2017 distribution and an increase of 16.8 percent from the first quarter 2017 distribution. The quarterly distribution will be paid on May 15, 2018, to unitholders of record as of the close of business on April 30, 2018.
Tallgrass Energy GP, LP
Also, as previously announced, the board of directors of TEGP's general partner declared a quarterly cash dividend of $0.4875 per Class A share for the first quarter of 2018. This quarterly dividend represents $1.95 per Class A share on an annualized basis, a sequential increase of 32.7 percent from the fourth quarter 2017 dividend and an increase of 69.6 percent from the first quarter 2017 dividend. The quarterly dividend will be paid on May 15, 2018, to Class A shareholders of record as of the close of business on April 30, 2018.

Tallgrass Energy Partners, LP Summary Financial Information

Three Months Ended March 31,
(in thousands, except coverage and per unit data)	2018	2017

Net income attributable to partners	$107,884	$70,905
Add:
Interest expense, net	28,184	14,689
Depreciation and amortization expense(1)	25,854	21,867
Distributions from unconsolidated investments	65,857	30,819
Non-cash compensation expense(2)	2,755	1,458
Less:
Equity in earnings of unconsolidated investments	(53,406)	(20,738)
Gain on disposal of assets	(9,417)	(1,448)
Non-cash gain related to derivative instruments(1)	(2,674)	(2,441)
Adjusted EBITDA(3)	$165,037	$115,111
Add:
Deficiency payments received, net(1)	11,195	16,071
Less:
Cash interest cost	(27,001)	(13,567)
Maintenance capital expenditures, net	(3,030)	(63)
Distributable Cash Flow(3)	146,201	117,552
Less:
Distributions	(112,453)	(91,366)
Amounts in excess of distributions(4)	$33,748	$26,186
Distribution coverage	1.30	x	1.29	x

Common units outstanding(5)	73,200	72,438
Distribution per common unit	$0.9750	$0.8350

(1)	Net of noncontrolling interest.
(2) Represents TEP's portion of non-cash compensation expense related to Equity Participation Units, excluding amounts allocated to Tallgrass Development, LP.
(3) Adjusted EBITDA and Distributable Cash Flow are non-GAAP measures. For additional detail see "Non-GAAP Measures" below.
(4) Cumulative distribution coverage from TEP's IPO in May 2013 through March 31, 2018, is $361.7 million and the cumulative distribution coverage ratio is 1.31x.

(5)	Common units represent the number of units as of the date of record for the first quarter distributions in both 2018 and 2017.
Conference Call
Please join Tallgrass Energy for a conference call and webcast to discuss first quarter 2018 results at 3:30 p.m. Central Time on Thursday, May 3, 2018. Interested parties may listen via a link posted on the Investor Relations section of our website and the replay will be available on our website for at least seven days following the live call.

Tallgrass Energy Partners, LP Alternative Reconciliation
Adjusted EBITDA and Distributable Cash Flow, as defined in "TEP's Non-GAAP Measures" below, may be impacted by the timing of cash payments received as a result of shipper deficiency payments received or utilized during the period. As such, we have also provided an alternative reconciliation of Adjusted EBITDA that illustrates the impact of this item. This alternative reconciliation is also a non-GAAP Measure. Management believes this information provides investors useful information regarding the impact of this item on our current results as well as the potential impact on future results.
Alternative Reconciliation of Adjusted EBITDA

Three Months Ended March 31,
(in thousands)	2018

Adjusted EBITDA	$165,037
Add:
Volumetric deficiency payments received, net(1)	11,195
Alternative Adjusted EBITDA(2)	$176,232

(1) Cumulative net volumetric deficiency balance at March 31, 2018, is $99.6 million.

(2)
Alternative Adjusted EBITDA shows what TEP's Adjusted EBITDA would have been for the period presented if TEP included net volumetric deficiency payments from shippers' firm, take-or-pay contracts in calculating Adjusted EBITDA.  TEP's reported distributable cash flow and distribution coverage would remain unchanged.

Tallgrass Energy Partners, LP Segment Overview(1)
The first quarter 2018 comparative results by segment are summarized below:

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Natural Gas Transportation
Operating income	$19,384	$18,168
Add:
Depreciation and amortization expense	4,827	4,783
Distributions from unconsolidated investment	65,857	30,125
Other income, net	451	70
Less:
Non-cash gain related to derivative instruments	—	(116)
Segment Adjusted EBITDA	$90,519	$53,030

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Crude Oil Transportation
Operating income	$46,527	$43,725
Add:
Depreciation and amortization expense(2)	13,279	13,287
Less:
Adjusted EBITDA attributable to noncontrolling interests	(350)	(871)
Non-cash gain related to derivative instruments(2)	—	(650)
Segment Adjusted EBITDA	$59,456	$55,491

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Gathering, Processing & Terminalling
Operating income	$23,305	$5,106
Add:
Depreciation and amortization expense(2)	7,112	3,797
Non-cash (gain) loss related to derivative instruments	(2,674)	210
Distributions from unconsolidated investment	—	694
Less:
Gain on disposal of assets	(9,417)	(1,448)
Adjusted EBITDA attributable to noncontrolling interests	(1,411)	(8)
Segment Adjusted EBITDA	$16,915	$8,351
(1) Segment reporting does not include corporate general and administrative costs or intersegment eliminations.
(2) Net of noncontrolling interest.

Tallgrass Energy GP, LP Summary Financial Information
Information on distributions to Tallgrass Equity, LLC ("Tallgrass Equity"), TEGP and TEGP's Class A shareholders is shown below (in thousands, except coverage and per share data):

	Three Months Ended March 31,
	2018		2017

Distributions to Tallgrass Equity
TEP General partner interest(1)	$1,267		$1,040
TEP Incentive Distribution Rights(1)	39,816		29,840
TEP common units owned by Tallgrass Equity (25.6 million and 20 million at March 31, 2018 and March 31, 2017, respectively)(1)	24,979		16,700
Distributions from REX	21,976		—
Total distributions to Tallgrass Equity	88,038		47,580
Less:
Cash interest expense attributable to Tallgrass Equity	(1,459)		(1,209)
Cash general and administrative expenses attributable to Tallgrass Equity(2)	(2,000)		(500)
Cash available for distribution by Tallgrass Equity	84,579		45,871
Distributions to Class A (TEGP)	28,316		16,697
Distributions to Class B (Exchange Right Holders)	61,771		28,507
Total cash distributions by Tallgrass Equity	$90,087		$45,204
TEGP
Distributions from Tallgrass Equity	$28,316		$16,697
Less:
Distributions to Class A shareholders	(28,316)		(16,697)
Amounts in excess of distributions	$—		$—
Distribution coverage	1.00	x	1.00	x

Class A shares outstanding	58,085		58,075
Distribution per Class A share	$0.4875		$0.2875

(1)
The three-month periods ended March 31, 2018, and March 31, 2017, include distributions expected to be received or received by Tallgrass Equity from TEP's distribution for the quarters ended March 31, 2018, and March 31, 2017, respectively.

(2)
General and administrative expenses for the quarter ended March 31, 2018, include $1.5 million in expenses attributable to the TEGP Merger Agreement and Tallgrass Equity's acquisition of an additional 25.01% membership interest in Rockies Express and additional TEP common units.

Rockies Express Pipeline LLC Summary Financial Information
TEP acquired a 25 percent interest in Rockies Express Pipeline LLC ("REX") effective May 6, 2016, and an additional 24.99 percent interest in REX effective March 31, 2017. Tallgrass Equity, LLC ("Tallgrass Equity") acquired a 25.01 percent interest in REX effective February 7, 2018. The financial results of TEP and Tallgrass Equity include their respective membership interests in REX. The table below is a reconciliation of REX's Adjusted EBITDA and Distributable Cash Flow for the three months ended March 31, 2018 and 2017, presented to provide additional information on REX's financial results. REX’s Adjusted EBITDA and Distributable Cash Flow are non-GAAP measures. For additional detail see "Non-GAAP Measures" below.

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Rockies Express Pipeline LLC
Net income	$90,968	$66,250
Add:
Interest expense, net	41,970	41,826
Depreciation and amortization expense	54,862	54,191
Adjusted EBITDA	187,800	162,267
Less:
Cash interest cost	(41,136)	(40,992)
Change in contract asset	(15,575)	—
Maintenance capital expenditures	(3,796)	(3,581)
Distributable Cash Flow	$127,293	$117,694

Distributions to Members	$(131,740)	$(120,501)
Contributions from Members	$4,728	$26,771

Merger Transaction
In connection with the merger agreement announced on March 26, 2018, pursuant to which TEGP will acquire the TEP common units held by the public in a share-for-unit merger transaction that is taxable for U.S. federal income purposes at a ratio of 2.0 TEGP Class A shares for each outstanding TEP common unit, TEGP filed a registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”) that includes a preliminary proxy statement for TEP unitholders. The registration statement has not yet been declared effective, although we anticipate that such registration statement will be declared effective and TEP will mail the definitive proxy statement to its unitholders in the coming weeks.

TEP has scheduled a special meeting of its unitholders to vote on the merger agreement and the transactions related thereto on June 26, 2018, at 10 a.m., Central Time, at the Hilton Garden Inn, 5800 College Boulevard, Overland Park, Kan. 66211. All holders of TEP common units as of the close of business on May 18, 2018, will be entitled to vote at such special meeting.

Non-GAAP Measures
Adjusted EBITDA and Distributable Cash Flow are non-GAAP supplemental financial measures that TEP management and external users of our consolidated financial statements and financial statements of our subsidiaries and unconsolidated investments, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

We believe that the presentation of Adjusted EBITDA and Distributable Cash Flow provides useful information to investors in assessing our financial condition and results of operations. Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP, nor should Adjusted EBITDA and Distributable Cash Flow be considered alternatives to available cash, operating surplus, distributions of available cash from operating surplus or other definitions in our partnership agreement. Adjusted EBITDA and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because Adjusted EBITDA and Distributable Cash Flow may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
We generally define Adjusted EBITDA as net income excluding the impact of interest, income taxes, depreciation and amortization, non-cash income or loss related to derivative instruments, non-cash long-term compensation expense, impairment losses, gains or losses on asset or business disposals or acquisitions, gains or losses on the repurchase, redemption or early retirement of debt, and earnings from unconsolidated investments, but including the impact of distributions from unconsolidated investments. We also use Distributable Cash Flow, which we generally define as Adjusted EBITDA, plus deficiency payments received from or utilized by our customers, less cash interest costs, maintenance capital expenditures, distributions to noncontrolling interests in excess of earnings allocated to noncontrolling interests, and certain cash reserves permitted by our partnership agreement. For a reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, please see "Summary Financial Information" above.
Additional Information and Where to Find it
In connection with the transactions referred to in this material, TEGP filed a registration statement on Form S-4 with the SEC that includes a preliminary proxy statement for TEP unitholders. The registration statement has not yet been declared effective. After the registration statement is declared effective, TEP will mail the definitive proxy statement to its unitholders. This material is not a substitute for the joint proxy statement/prospectus or registration statement or for any other document that TEGP or TEP may file with the SEC and send to TEGP’s and/or TEP’s shareholders or unitholders in connection with the proposed transactions.

INVESTORS AND SECURITY HOLDERS OF TEGP AND TEP ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by TEGP or TEP through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by TEGP and TEP will be available free of charge on TEGP’s and TEP’s website at www.tallgrassenergylp.com, in the “Investor Relations” tab near the top of the page, or by contacting TEGP’s and TEP’s Investor Relations Department at 913-928-6012.
Participants in the Solicitation
TEGP and TEP and their respective general partner’s directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed transactions under the rules of the SEC. Information about the directors and executive officers of TEGP’s general partner may be found in its 2017 Form 10-K filed with the SEC on Feb. 13, 2018, and any subsequent statements of changes in beneficial ownership filed with the SEC. Information about the directors and executive officers of TEP may be found in its 2017 Form 10-K filed with the SEC on Feb. 13, 2018, and any subsequent statements of changes in beneficial ownership filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Note Concerning Forward-Looking Statements
Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-

looking statements contained in this press release specifically include whether the registration statement on Form S-4 TEGP filed with the SEC will be declared effective and the pending acquisition of TEP by TEGP will close and, if the transaction closes, whether it will attract wider and more cost-effective capital investments or enhance shareholder returns on our commercial growth plans. Forward looking statements may also include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of TEP, TEGP and their subsidiaries, including: the ability to pursue expansions and other opportunities for incremental volumes; natural gas and crude oil production growth in TEP's operating areas; expected future benefits of acquisitions or expansion projects; timing of anticipated spending on planned expenses and maintenance capital projects; and distribution rate and growth, including variability of quarterly distribution coverage. These statements are based on certain assumptions made by TEP and TEGP based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of TEP and TEGP, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to TEP and TEGP’s financial performance and results, availability of sufficient cash flow to pay distributions and execute their business plans, the demand for natural gas storage, processing and transportation services and for crude oil transportation services, operating hazards, the effects of government regulation, tax position and other risks incidental to transporting, storing and processing natural gas or transporting crude oil and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by TEP and TEGP with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and TEP and TEGP do not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
Tax Considerations
This release is intended to be a qualified notice to nominees and brokers under Treasury Regulation Sections 1.1446-4(b)(4) and (d).  All of TEP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, TEP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About Tallgrass Energy
Tallgrass Energy is a family of companies that includes publicly traded partnerships Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP). Operating across 11 states, Tallgrass is a growth-oriented midstream energy operator with transportation, storage, terminal, water, gathering and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.
To learn more, please visit our website at www.tallgrassenergy.com.

Tallgrass Energy Partners, LP Financial Statements
TALLGRASS ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31, 2018	December 31, 2017
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$4,065	$1,809
Accounts receivable, net	131,401	118,615
Receivable from related parties	4,472	1,340
Gas imbalances	822	1,990
Inventories	32,147	21,609
Derivative assets	306	—
Prepayments and other current assets	10,946	11,175
Total Current Assets	184,159	156,538
Property, plant and equipment, net	2,498,715	2,394,337
Goodwill	404,838	404,838
Intangible assets, net	136,554	97,731
Unconsolidated investments	950,587	909,531
Deferred financing costs, net	11,008	11,684
Deferred charges and other assets	5,018	2,694
Total Assets	$4,190,879	$3,977,353
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$119,932	$98,882
Accounts payable to related parties	64	5,461
Gas imbalances	1,616	1,663
Derivative liabilities	—	2,368
Accrued taxes	24,181	19,272
Accrued liabilities	36,894	35,659
Deferred revenue	99,922	88,471
Other current liabilities	7,816	7,171
Total Current Liabilities	290,425	258,947
Long-term debt, net	2,302,014	2,146,993
Other long-term liabilities and deferred credits	19,628	18,965
Total Long-term Liabilities	2,321,642	2,165,958
Commitments and Contingencies
Equity:
Limited partners (73,199,753 common units outstanding at March 31, 2018 and December 31, 2017)	2,152,036	2,109,316
General partner (834,391 units outstanding at March 31, 2018 and December 31, 2017)	(640,536)	(625,537)
Total Partners' Equity	1,511,500	1,483,779
Noncontrolling interests	67,312	68,669
Total Equity	1,578,812	1,552,448
Total Liabilities and Equity	$4,190,879	$3,977,353

TALLGRASS ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,
	2018	2017
	(in thousands, except per unit amounts)
Revenues:
Crude oil transportation services	$84,738	$84,331
Natural gas transportation services	32,196	31,685
Sales of natural gas, NGLs, and crude oil	38,145	15,381
Processing and other revenues	24,015	13,003
Total Revenues	179,094	144,400
Operating Costs and Expenses:
Cost of sales	26,351	12,370
Cost of transportation services	10,420	13,503
Operations and maintenance	16,399	12,903
Depreciation and amortization	26,123	21,403
General and administrative	16,367	13,663
Taxes, other than income taxes	8,879	8,226
Gain on disposal of assets	(9,417)	(1,448)
Total Operating Costs and Expenses	95,122	80,620
Operating Income	83,972	63,780
Other Income (Expense):
Equity in earnings of unconsolidated investments	53,406	20,738
Interest expense, net	(28,184)	(14,689)
Other income, net	451	1,955
Total Other Income (Expense)	25,673	8,004
Net income	109,645	71,784
Net income attributable to noncontrolling interests	(1,761)	(879)
Net income attributable to partners	$107,884	$70,905
Allocation of income to the limited partners:
Net income attributable to partners	$107,884	$70,905
General partner interest in net income	(41,032)	(30,583)
Net income available to common unitholders	66,852	40,322
Basic net income per common unit	$0.91	$0.56
Diluted net income per common unit	$0.91	$0.55
Basic average number of common units outstanding	73,200	72,544
Diluted average number of common units outstanding	73,675	73,580

TALLGRASS ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Cash Flows from Operating Activities:
Net income	$109,645	$71,784
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	27,502	23,575
Equity in earnings of unconsolidated investments	(53,406)	(20,738)
Distributions from unconsolidated investments	52,064	20,740
Gain on disposal of assets	(9,417)	(1,448)
Other noncash items, net	148	(1,674)
Changes in components of working capital:
Accounts receivable and other	(12,015)	2,450
Accounts payable and accrued liabilities	14,775	(5,691)
Deferred revenue	10,750	16,202
Other current assets and liabilities	(1,596)	(819)
Other operating, net	108	(140)
Net Cash Provided by Operating Activities	138,558	104,241
Cash Flows from Investing Activities:
Acquisition of BNN North Dakota, net of cash acquired	(95,000)	—
Capital expenditures	(58,760)	(26,769)
Sale of Tallgrass Crude Gathering	50,046	—
Acquisition of 38% membership interest in Deeprock North	(19,500)	—
Distributions from unconsolidated investments in excess of cumulative earnings	13,793	10,079
Acquisition of Rockies Express membership interest	—	(400,000)
Acquisition of Terminals and NatGas	—	(140,000)
Other investing, net	(19,616)	(5,352)
Net Cash Used in Investing Activities	(129,037)	(562,042)
Cash Flows from Financing Activities:
Borrowings under revolving credit facility, net	155,000	552,000
Distributions to unitholders	(111,014)	(88,159)
Acquisition of Pony Express membership interest	(50,000)	—
Proceeds from public offering, net of offering costs	—	99,373
Partial exercise of call option	—	(72,381)
Repurchase of common units from TD	—	(35,335)
Other financing, net	(1,251)	1,628
Net Cash (Used in) Provided by Financing Activities	(7,265)	457,126
Net Change in Cash and Cash Equivalents	2,256	(675)
Cash and Cash Equivalents, beginning of period	1,809	1,873
Cash and Cash Equivalents, end of period	$4,065	$1,198
Schedule of Noncash Investing and Financing Activities:
Contribution of 38% membership interest in Deeprock North to Deeprock Development	$(19,500)	$—
Issuance of noncontrolling interests in Deeprock Development in exchange for 62% membership interest in Deeprock North	$(31,843)	$—
Increase in accrual for payment of property, plant and equipment	$1,336	$—

Tallgrass Energy GP, LP Financial Statements
TALLGRASS ENERGY GP, LP
CONDENSED CONSOLIDATING BALANCE SHEETS
(UNAUDITED)

	March 31, 2018			December 31, 2017
	TEP	Consolidating Adjustments (1)	TEGP	TEP	Consolidating Adjustments (1)	TEGP
	(in thousands)			(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$4,065	$190	$4,255	$1,809	$784	$2,593
Accounts receivable, net	131,401	—	131,401	118,615	—	118,615
Receivable from related parties	4,472	—	4,472	1,340	—	1,340
Gas imbalances	822	—	822	1,990	—	1,990
Inventories	32,147	—	32,147	21,609	—	21,609
Derivative assets	306	—	306	—	—	—
Prepayments and other current assets	10,946	74	11,020	11,175	—	11,175
Total Current Assets	184,159	264	184,423	156,538	784	157,322
Property, plant and equipment, net	2,498,715	—	2,498,715	2,394,337	—	2,394,337
Goodwill	404,838	—	404,838	404,838	—	404,838
Intangible assets, net	136,554	—	136,554	97,731	—	97,731
Unconsolidated investments	950,587	495,452	1,446,039	909,531	—	909,531
Deferred tax asset	—	306,304	306,304	—	312,997	312,997
Deferred financing costs, net	11,008	761	11,769	11,684	879	12,563
Deferred charges and other assets	5,018	—	5,018	2,694	—	2,694
Total Assets	$4,190,879	$802,781	$4,993,660	$3,977,353	$314,660	$4,292,013
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$119,932	$1,440	$121,372	$98,882	$—	$98,882
Accounts payable to related parties	64	(64)	—	5,461	(119)	5,342
Gas imbalances	1,616	—	1,616	1,663	—	1,663
Derivative liabilities	—	—	—	2,368	—	2,368
Accrued taxes	24,181	—	24,181	19,272	—	19,272
Accrued liabilities	36,894	134	37,028	35,659	48	35,707
Deferred revenue	99,922	—	99,922	88,471	—	88,471
Other current liabilities	7,816	—	7,816	7,171	—	7,171
Total Current Liabilities	290,425	1,510	291,935	258,947	(71)	258,876
Long-term debt, net	2,302,014	124,000	2,426,014	2,146,993	146,000	2,292,993
Other long-term liabilities and deferred credits	19,628	—	19,628	18,965	—	18,965
Total Long-term Liabilities	2,321,642	124,000	2,445,642	2,165,958	146,000	2,311,958
Equity:
Total Partners' Equity	1,511,500	(1,495,885)	15,615	1,483,779	(1,435,166)	48,613
Noncontrolling interests	67,312	2,173,156	2,240,468	68,669	1,603,897	1,672,566
Total Equity	1,578,812	677,271	2,256,083	1,552,448	168,731	1,721,179
Total Liabilities and Equity	$4,190,879	$802,781	$4,993,660	$3,977,353	$314,660	$4,292,013

(1)	Represents the aggregate consolidating adjustments necessary to produce consolidated financial statements for TEGP.

TALLGRASS ENERGY GP, LP
CONDENSED CONSOLIDATING STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31, 2018			Three Months Ended March 31, 2017
	TEP	Consolidating Adjustments (1)	TEGP	TEP	Consolidating Adjustments (1)	TEGP
	(in thousands)			(in thousands)
Revenues:
Crude oil transportation services	$84,738	$—	$84,738	$84,331	$—	$84,331
Natural gas transportation services	32,196	—	32,196	31,685	—	31,685
Sales of natural gas, NGLs, and crude oil	38,145	—	38,145	15,381	—	15,381
Processing and other revenues	24,015	—	24,015	13,003	—	13,003
Total Revenues	179,094	—	179,094	144,400	—	144,400
Operating Costs and Expenses:
Cost of sales	26,351	—	26,351	12,370	—	12,370
Cost of transportation services	10,420	—	10,420	13,503	—	13,503
Operations and maintenance	16,399	—	16,399	12,903	—	12,903
Depreciation and amortization	26,123	—	26,123	21,403	—	21,403
General and administrative	16,367	2,059	18,426	13,663	554	14,217
Taxes, other than income taxes	8,879	—	8,879	8,226	—	8,226
Gain on disposal of assets	(9,417)	—	(9,417)	(1,448)	—	(1,448)
Total Operating Costs and Expenses	95,122	2,059	97,181	80,620	554	81,174
Operating Income	83,972	(2,059)	81,913	63,780	(554)	63,226
Other Income (Expense):
Equity in earnings of unconsolidated investments	53,406	14,996	68,402	20,738	—	20,738
Interest expense, net	(28,184)	(1,577)	(29,761)	(14,689)	(1,328)	(16,017)
Other income, net	451	—	451	1,955	—	1,955
Total Other Income (Expense)	25,673	13,419	39,092	8,004	(1,328)	6,676
Net income before tax	109,645	11,360	121,005	71,784	(1,882)	69,902
Deferred income tax expense	—	(6,692)	(6,692)	—	(2,664)	(2,664)
Net income	109,645	4,668	114,313	71,784	(4,546)	67,238
Net income attributable to noncontrolling interests	(1,761)	(95,817)	(97,578)	(879)	(54,330)	(55,209)
Net income attributable to TEGP	$107,884	$(91,149)	$16,735	$70,905	$(58,876)	$12,029
Allocation of income:
Net income attributable to TEGP			$16,735			$12,029
Basic net income per Class A share			$0.29			$0.21
Diluted net income per Class A share			$0.29			$0.21
Basic average number of Class A shares outstanding			58,085			58,075
Diluted average number of Class A shares outstanding			58,210			58,165

(1)	Represents the aggregate consolidating adjustments necessary to produce consolidated financial statements for TEGP.

CONTACT:
Investor and Financial Inquiries
Nate Lien
(913) 928-6012
investor.relations@tallgrassenergylp.com

Media and Trade Inquiries
Phyllis Hammond
(303) 763-3568
phyllis.hammond@tallgrassenergylp.com